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                                                                    Exhibit 23.1




                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of PRIMEDIA Inc. on Form S-8 of our reports dated February 2, 2000 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to Primedia's change in 1998 in the method of accounting for internal use software costs to conform with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", of the American Institute of Certified Public Accountants), appearing in the Annual Report on Form 10-K of PRIMEDIA Inc. for the year ended December 31, 1999.




/s/ Deloitte and Touche

New York, New York
February 23, 2001